                                                                    EXHIBIT 12.1

                      THE PMI GROUP, INC. AND SUBSIDIARIES

                 COMPUTATION OF RATIO OF PROFIT TO FIXED CHARGES

                                                       2002        2001        2000       1999         1998
                                                    ---------------------------------------------------------
Income before income taxes and
 extraordinary item                                 $ 470,790   $ 446,966   $ 373,866   $ 290,086   $ 266,948
                                                    ---------   ---------   ---------   ---------   ---------
Fixed Charges:
    Rentals - at computed interest *                    3,826       4,351       3,756       2,760       2,959
    Interest Expense                                   15,672      14,147      10,210       8,554       7,029
    Distribution on redeemable capital securities       4,030       7,604       8,309       8,311       8,311
                                                    ---------   ---------   ---------   ---------   ---------
Total fixed charges                                    23,528      26,102      22,275      19,625      18,299
                                                    ---------   ---------   ---------   ---------   ---------
Profit before taxes plus fixed charges              $ 494,318   $ 473,068   $ 396,141   $ 309,711   $ 285,247
                                                    =========   =========   =========   =========   =========
Ratio of adjusted profit to fixed charges                21.0        18.1        17.8        15.8        15.6
                                                    =========   =========   =========   =========   =========

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* Those portions of rent expense that are representative of interest cost